NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.5
Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE CONSOLIDATED FINANCIAL STATEMENTS
To the Board of Directors and Shareholders of
Northrop Grumman Corporation
Los Angeles, California
We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northrop Grumman Corporation and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 13 to the consolidated financial statements, the Company adopted, effective January 1, 2007, a new accounting standard for income taxes. As discussed in Note 17 to the consolidated financial statements, the Company adopted, effective December 31, 2006, a new accounting standard for retirement benefits.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/  Deloitte & Touche LLP
Los Angeles, California
February 10, 2009
(April 21, 2009 as to the reclassification of segment information as described in Notes 1, 7 and 11)

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Year ended December 31
$ in millions, except per share amounts	2008	2007	2006

Sales and Service Revenues
Product sales	$19,634	$18,577	$18,294
Service revenues	14,253	13,251	11,697

Total sales and service revenues	33,887	31,828	29,991

Cost of Sales and Service Revenues
Cost of product sales	15,490	14,340	14,275
Cost of service revenues	12,208	11,297	10,220
General and administrative expenses	3,240	3,173	3,002
Goodwill impairment	3,060

Operating (loss) income	(111)	3,018	2,494
Other (expense) income
Interest expense	(295)	(336)	(347)
Other, net	38	16	169

(Loss) earnings from continuing operations before income taxes	(368)	2,698	2,316
Federal and foreign income taxes	913	887	723

(Loss) earnings from continuing operations	(1,281)	1,811	1,593
Income (loss) from discontinued operations, net of tax	19	(21)	(51)

Net (loss) earnings	$(1,262)	$1,790	$1,542

Basic (loss) Earnings Per Share
Continuing operations	$(3.83)	$5.30	$4.61
Discontinued operations	.06	(.06)	(.15)

Basic (loss) earnings per share	$(3.77)	$5.24	$4.46

Weighted-average common shares outstanding, in millions	334.5	341.7	345.7

Diluted (loss) Earnings Per Share
Continuing operations	$(3.83)	$5.18	$4.51
Discontinued operations	.06	(.06)	(.14)

Diluted (loss) earnings per share	$(3.77)	$5.12	$4.37

Weighted-average diluted shares outstanding, in millions	334.5	354.3	358.6

Net (loss) earnings (from above)	$(1,262)	$1,790	$1,542

Other comprehensive (loss) income
Change in cumulative translation adjustment	(24)	12	22
Change in unrealized (loss) gain on marketable securities and cash flow hedges, net of tax benefit (expense) of $22 in 2008, $(1) in 2007, and $2 in 2006	(35)	1	(5)
Reclassification adjustment on write-down of marketable securities, net of tax expense of $(5)			10
Additional minimum pension liability adjustment, net of tax expense of $(32)			40
Change in unamortized benefit plan costs, net of tax benefit (expense) of $1,888 in 2008 and $(384) in 2007	(2,884)	594

Other comprehensive (loss) income, net of tax	(2,943)	607	67

Comprehensive (loss) income	$(4,205)	$2,397	$1,609

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
$ in millions	2008	2007

Assets

Current Assets
Cash and cash equivalents	$1,504	$963
Accounts receivable, net	3,904	3,790
Inventoried costs, net	1,003	1,000
Deferred income taxes	549	542
Prepaid expenses and other current assets	229	502

Total current assets	7,189	6,797

Property, Plant, and Equipment
Land and land improvements	619	602
Buildings	2,326	2,237
Machinery and other equipment	5,080	4,749
Leasehold improvements	588	526

	8,613	8,114
Accumulated depreciation	(3,803)	(3,424)

Property, plant, and equipment, net	4,810	4,690

Other Assets

Goodwill	14,518	17,672
Other purchased intangibles, net of accumulated amortization of $1,795 in 2008 and $1,687 in 2007	947	1,074
Pension and postretirement benefits asset	290	2,080
Long-term deferred tax asset	1,510	65
Miscellaneous other assets	933	995

Total other assets	18,198	21,886

Total assets	$30,197	$33,373

Liabilities and Shareholders’ Equity

Current Liabilities
Notes payable to banks	$24	$26
Current portion of long-term debt	477	111
Trade accounts payable	1,943	1,890
Accrued employees’ compensation	1,284	1,175
Advance payments and billings in excess of costs incurred	2,036	1,563
Other current liabilities	1,660	1,667

Total current liabilities	7,424	6,432

Long-term debt, net of current portion	3,443	3,918
Mandatorily redeemable preferred stock		350
Pension and postretirement benefits liability	5,823	3,008
Other long-term liabilities	1,587	1,978

Total liabilities	18,277	15,686

Commitments and Contingencies (Note 16)

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2008 — 327,012,663; 2007 — 337,834,561	327	338
Paid-in capital	9,645	10,661
Retained earnings	5,590	7,387
Accumulated other comprehensive loss	(3,642)	(699)

Total shareholders’ equity	11,920	17,687

Total liabilities and shareholders’ equity	$30,197	$33,373

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
$ in millions	2008	2007	2006

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$7,818	$7,312	$6,670
Collections on billings	26,938	24,570	23,303
Insurance proceeds received	5	125	100
Other cash receipts	83	34	42

Total sources of cash — continuing operations	34,844	32,041	30,115

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(30,566)	(27,835)	(27,242)
Interest paid, net of interest received	(287)	(334)	(321)
Income taxes paid, net of refunds received	(719)	(853)	(618)
Excess tax benefits from stock-based compensation	(48)	(52)	(57)
Payments for litigation settlements	(4)	(33)	(11)
Other cash payments	(12)	(19)	(12)

Total uses of cash — continuing operations	(31,636)	(29,126)	(28,261)

Cash provided by continuing operations	3,208	2,915	1,854
Cash provided by (used in) discontinued operations	3	(25)	(98)

Net cash provided by operating activities	3,211	2,890	1,756

Investing Activities
Proceeds from sale of businesses, net of cash divested	175		43
Payments for businesses purchased, net of cash acquired	(92)	(690)
Proceeds from sale of property, plant, and equipment	19	22	21
Additions to property, plant, and equipment	(681)	(682)	(732)
Payments for outsourcing contract costs and related software costs	(110)	(137)	(77)
Proceeds from insurance carriers related to capital expenditures		4	117
Proceeds from sale of investments			209
Payment for purchase of investment			(35)
Decrease (increase) in restricted cash	61	59	(127)
Other investing activities, net	2	(6)	(20)

Net cash used in investing activities	(626)	(1,430)	(601)

Financing Activities
Net (payments) borrowings under lines of credit	(2)	(69)	44
Proceeds from issuance of long-term debt			200
Principal payments of long-term debt	(113)	(90)	(1,212)
Proceeds from exercises of stock options and issuances of common stock	103	274	393
Dividends paid	(525)	(504)	(402)
Excess tax benefits from stock-based compensation	48	52	57
Common stock repurchases	(1,555)	(1,175)	(825)

Net cash used in financing activities	(2,044)	(1,512)	(1,745)

Increase (decrease) in cash and cash equivalents	541	(52)	(590)
Cash and cash equivalents, beginning of year	963	1,015	1,605

Cash and cash equivalents, end of year	$1,504	$963	$1,015

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
$ in millions	2008	2007	2006

Reconciliation of Net (Loss) Earnings to Net Cash Provided by Operating Activities
Net (Loss) Earnings	$(1,262)	$1,790	$1,542
Adjustments to reconcile to net cash provided by operating activities
Depreciation	572	575	567
Amortization of assets	189	152	136
Impairment of goodwill	3,060
Stock-based compensation	118	196	184
Excess tax benefits from stock-based compensation	(48)	(52)	(57)
Loss on disposals of property, plant, and equipment	13	19	6
Impairment of property, plant, and equipment damaged by Hurricane Katrina			37
Amortization of long-term debt premium	(9)	(11)	(14)
Pre-tax gain on sale of businesses	(58)		(9)
Pre-tax gain on sale of investments		(23)	(96)
Decrease (increase) in
Accounts receivable	(351)	(6,475)	(2,228)
Inventoried costs	(521)	4	(70)
Prepaid expenses and other current assets	(21)	9	(10)
Increase (decrease) in
Progress payments	764	6,513	2,261
Accounts payable and accruals	416	114	203
Deferred income taxes	183	175	183
Income taxes payable	241	(59)	(68)
Retiree benefits	(167)	(50)	(772)
Other non-cash transactions, net	89	38	59

Cash provided by continuing operations	3,208	2,915	1,854
Cash provided by (used in) discontinued operations	3	(25)	(98)

Net cash provided by operating activities	$3,211	$2,890	$1,756

Non-Cash Investing and Financing Activities

Investment in unconsolidated affiliate		$30
Sale of business
Liabilities assumed by purchaser	$(18)

Purchase of businesses
Liabilities assumed by the company	$20	$136

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock	$350

Capital leases		$35

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year ended December 31
$ in millions, except per share	2008	2007	2006

Common Stock
At beginning of year	$338	$346	$347
Common stock repurchased	(21)	(15)	(12)
Conversion and redemption of preferred stock	6
Employee stock awards and options	4	7	11

At end of year	327	338	346

Paid-in Capital
At beginning of year	10,661	11,346	11,571
Common stock repurchased	(1,534)	(1,160)	(813)
Conversion and redemption of preferred stock	344
Employee stock awards and options	174	475	588

At end of year	9,645	10,661	11,346

Retained Earnings
At beginning of year	7,387	6,183	5,055
Net (loss) earnings	(1,262)	1,790	1,542
Adoption of new accounting standards	(3)	(66)
Dividends	(532)	(520)	(414)

At end of year	5,590	7,387	6,183

Accumulated Other Comprehensive Loss
At beginning of year	(699)	(1,260)	(145)
Other comprehensive (loss) income, net of tax	(2,943)	607	67
Adjustment to initially apply SFAS No. 158, net of tax of $838			(1,182)
Adjustment to deferred tax benefit recorded on adoption of SFAS No. 158		(46)

At end of year	(3,642)	(699)	(1,260)

Total shareholders’ equity	$11,920	$17,687	$16,615

Cash dividends declared per share	$1.57	$1.48	$1.16

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations – Northrop Grumman Corporation and its subsidiaries (Northrop Grumman or the company) provide technologically advanced, innovative products, services, and solutions in information and services, aerospace, electronics, and shipbuilding.
In January 2009, the company streamlined its organizational structure by reducing the number of reporting segments from seven to five. The five segments are Information Systems, which combines the former Information Technology and Mission Systems segments; Aerospace Systems, which combines the former Integrated Systems and Space Technology segments; Electronic Systems; Shipbuilding; and Technical Services. The creation of the Information Systems and Aerospace Systems segments is intended to strengthen alignment with customers, improve the company’s ability to execute on programs and win new business, and enhance cost competitiveness.
During the first quarter of 2009, the company realigned certain logistics, services, and technical support programs and assets from the Information Systems and Electronic Systems segments to the Technical Services segment. This realignment is intended to strengthen the company’s core capability in aircraft and electronics maintenance, repair and overhaul, life cycle optimization, and training and simulation services.
Certain amounts in these financial statements have been reclassified to reflect the new organizational structure and segment realignments (See Notes 7 and 11).
During the first quarter of 2009, the company transferred certain optics and laser programs from Information Systems to Aerospace Systems. As the operating results of this business were not considered material, prior year sales and operating income were not reclassified to reflect this business transfer.
Information Systems is a leading global provider of advanced solutions for Department of Defense (DoD), intelligence, federal, civilian, state and local agencies, and commercial customers. Products and services are focused on the fields of command, control, communications, computers and intelligence (C4I), missile and air defense, airborne reconnaissance, intelligence management and processing, decision support systems, information technology (IT) systems engineering and systems integration.
Aerospace Systems is a premier developer, integrator, producer and supporter of manned and unmanned aircraft, spacecraft, high-energy laser systems, microelectronics and other systems and subsystems critical to maintaining the nation’s security and leadership in science and technology. These systems are used, primarily by government customers, in many different mission areas including intelligence, surveillance and reconnaissance; communications; battle management; strike operations; electronic warfare; missile defense; earth observation; space science; and space exploration.
Electronic Systems is a leading designer, developer, manufacturer and integrator of a variety of advanced electronic and maritime systems for national security and select non-defense applications. Electronic Systems provides systems to U.S. and international customers for such applications as airborne surveillance, aircraft fire control, precision targeting, electronic warfare, automatic test equipment, inertial navigation, integrated avionics, space sensing, intelligence processing, air traffic control, air and missile defense, communications, mail processing, biochemical detection, ship bridge control, and shipboard components.
Shipbuilding is the nation’s sole industrial designer, builder, and refueler of nuclear-powered aircraft carriers and one of only two companies capable of designing and building nuclear-powered submarines for the U.S. Navy. Shipbuilding is also one of the nation’s leading full service systems providers for the design, engineering, construction, and life cycle support of major surface ships for the U.S. Navy, U.S. Coast Guard, international navies, and for commercial vessels of all types.
Technical Services is a leading provider of logistics, infrastructure, and sustainment support, while also providing a wide array of technical services, including training and simulation.
As prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and non-defense technology programs in the U.S. and abroad. Northrop Grumman conducts most of its business with the U.S. Government, principally the DoD. The company is therefore affected by, among other things, the federal budget process. The company also conducts business with local, state, and foreign governments and makes domestic and international commercial sales.

NORTHROP GRUMMAN CORPORATION
Principles of Consolidation – The consolidated financial statements include the accounts of Northrop Grumman and its subsidiaries. All intercompany accounts, transactions, and profits among Northrop Grumman and its subsidiaries are eliminated in consolidation.
Accounting Estimates – The company’s financial statements are in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ materially from those estimates.
Revenue Recognition – As a defense contractor engaging in long-term contracts, the majority of the company’s business is derived from long-term contracts for the construction of facilities, production of goods, and services provided to the federal government. In accounting for these contracts, the company extensively utilizes the cost-to-cost and the units-of-delivery measures of the percentage-of-completion method of accounting. Sales under cost-reimbursement contracts and construction-type contracts that provide for delivery at a low volume per year or a small number of units after a lengthy period of time over which a significant amount of costs have been incurred are accounted for using the cost-to-cost measure of the percentage-of-completion method of accounting. Under this method, sales, including estimated earned fees or profits, are recorded as costs are incurred. For most contracts, sales are calculated based on the percentage that total costs incurred bear to total estimated costs at completion. For certain contracts with large up-front purchases of material, sales are calculated based on the percentage that direct labor costs incurred bear to total estimated direct labor costs. Sales under construction-type contracts that provide for delivery at a high volume per year are accounted for using the units-of-delivery measure of the percentage-of-completion method of accounting. Under this method, sales are recognized as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. The company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the life of the contract based on deliveries. The company classifies contract revenues as product sales or service revenues depending upon the predominant attributes of the relevant underlying contracts.
Certain contracts contain provisions for price redetermination or for cost and/or performance incentives. Such redetermined amounts or incentives are included in sales when the amounts can reasonably be determined and estimated. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding are included in sales only when they can be reliably estimated and realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Loss provisions are first offset against costs that are included in inventories, with any remaining amount reflected in liabilities. Changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts could have a material adverse effect on the company’s consolidated financial position or results of operations.
Revenue under contracts to provide services to non-federal government customers are generally recognized when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in the Information Technology segment. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement. Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract. Service contracts that include more than one type of product or service are accounted for under the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21 – Revenue Arrangements with Multiple Deliverables. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.
General and Administrative Expenses – In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts. For most components of the company, these costs are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost. General and administrative expenses primarily relate to segment operations.
Research and Development – Company-sponsored research and development activities primarily include independent research and development (IR&D) efforts related to government programs. IR&D expenses are included in general and administrative expenses and are generally allocated to U.S. Government contracts. Company-sponsored research and development expenses totaled $576 million, $534 million, and $569 million in 2008, 2007, and 2006, respectively. Expenses for research and development sponsored by the customer are charged directly to the related contracts.

NORTHROP GRUMMAN CORPORATION
Product Warranty Costs – The company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time. Most of the company’s product warranties are provided under government contracts, the costs of which are incorporated into contract pricing. Accrued product warranty costs of $71 million and $78 million were included in other current liabilities at December 31, 2008, and 2007, respectively.
Environmental Costs – Environmental liabilities are accrued when the company determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded. Environmental liabilities are recorded on an undiscounted basis. At sites involving multiple parties, the company accrues environmental liabilities based upon its expected share of liability, taking into account the financial viability of other jointly liable parties. Environmental expenditures are expensed or capitalized as appropriate. Capitalized expenditures relate to long-lived improvements in currently operating facilities. The company does not anticipate and record insurance recoveries before collection is probable. At December 31, 2008 and 2007, the company did not have any accrued receivables related to insurance reimbursements or recoveries for environmental matters.
Derivative Financial Instruments – Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. Changes in the fair value of derivative financial instruments that qualify and are designated as fair value hedges are required to be recorded in income from continuing operations, while the effective portion of the changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in other comprehensive income. The company may use derivative financial instruments to manage its exposure to interest rate and foreign currency exchange risks and to balance its fixed and variable rate long-term debt portfolio. The company does not use derivative financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties and periodic settlements.
For derivative financial instruments not designated as hedging instruments, gains or losses resulting from changes in the fair value are reported in Other, net in the consolidated statements of operations and comprehensive (loss) income.
Other, net – For 2008, Other, net primarily consisted of royalty income from patent infringement settlements at Electronic Systems of $59 million, partially offset by downward mark to market adjustments on investments in marketable securities. For 2007, Other, net was not significant. For 2006, Other, net primarily consisted of a pre-tax gain of $111 million related to the sale of the company’s remaining 9.7 million TRW Automotive (TRW Auto) shares. Other, net includes interest income for all periods presented.
Income Taxes – Provisions for federal, foreign, state, and local income taxes are calculated on reported financial statement pre-tax income based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, the company recognizes an expense for the amount of the penalty in the period the tax position is claimed in the tax return of the company. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. State and local income and franchise tax provisions are allocable to contracts in process and, accordingly, are included in general and administrative expenses.
In accordance with the recognition standards established by Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48 – Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109, the company makes a comprehensive review of its portfolio of uncertain tax positions regularly. In this regard, an uncertain tax position represents the company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, that has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the company has not recognized the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.
Cash and cash equivalents – For cash and cash equivalents and amounts borrowed under the company’s short-term credit lines, the carrying amounts approximate fair value due to the short-term nature of these items. Cash and cash equivalents include short-term interest-earning debt instruments that mature in three months or less from the date purchased.
Marketable Securities – At December 31, 2008, and 2007, substantially all of the company’s investments in marketable securities were classified as available-for-sale or trading. For available-for-sale securities, any unrealized gains and losses are reported as a separate component of shareholders’ equity. Unrealized gains and losses on trading securities are included in Other, net in the consolidated statements of operations and comprehensive (loss) income. Investments in marketable securities are recorded at fair value.

NORTHROP GRUMMAN CORPORATION
Accounts Receivable – Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled (primarily related to contracts accounted for under the cost-to-cost measure of the percentage-of-completion method of accounting), certain estimated contract changes, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion.
Inventoried Costs – Inventoried costs primarily relate to work in process under fixed-price, units-of-delivery contracts. These costs represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, factory and engineering overhead, production tooling costs, and, for government contracts, allowable general and administrative expenses. The ratio of inventoried general and administrative expenses to total inventoried costs is estimated to be the same as the ratio of total general and administrative expenses incurred to total contract costs incurred. According to the provisions of U.S. Government contracts, the customer asserts title to, or a security interest in, inventories related to such contracts as a result of contract advances, performance-based payments, and progress payments. General corporate expenses and IR&D allocable to commercial contracts are expensed as incurred. In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year. Product inventory primarily consists of raw materials and is stated at the lower of cost or market, generally using the average cost method.
Outsourcing Contract Costs – Costs on outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition and transition/set-up. The primary types of costs that may be capitalized include labor and related fringe benefits, subcontractor costs, and travel costs.
Depreciable Properties – Property, plant, and equipment owned by the company are depreciated over the estimated useful lives of individual assets. Costs incurred for computer software developed or obtained for internal use are capitalized and classified in machinery and other equipment. Most of these assets are depreciated using declining-balance methods, with the remainder using the straight-line method, with the following lives:

Years

Land improvements	2-45
Buildings and improvements	2-45
Machinery and other equipment	2-25
Capitalized software costs	3-5
Leasehold improvements	Length of lease

Restricted Cash – Access to proceeds from the Gulf Opportunity Zone Industrial Development Revenue Bonds (see Note 14) is restricted to certain capital expenditures. As such, the amount of unexpended proceeds available as of December 31, 2007, is recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position. At December 31, 2008, all proceeds were utilized, and no restricted cash related to the Gulf Opportunity Zone Industrial Revenue Bonds remains.
Leases – The company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The company conducts operations primarily under operating leases.
Most lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the company uses the date of initial possession as the commencement date, which is generally when the company is given the right of access to the space and begins to make improvements in preparation of intended use.
Goodwill and Other Purchased Intangible Assets – The company performs impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exits. When it is determined that impairment has occurred, a charge to operations is recorded. Goodwill and other purchased intangible asset balances are included in the identifiable assets of the business segment to which they have been assigned. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective business segments’ operating income. Purchased intangible assets are amortized on a straight-line basis over

NORTHROP GRUMMAN CORPORATION
their estimated useful lives (see Note 11).
Self-Insurance Accruals – Included in other long-term liabilities is approximately $523 million and $519 million related to self-insured workers’ compensation as of December 31, 2008, and 2007, respectively. The company estimates the required liability of such claims on a discounted basis utilizing actuarial methods based on various assumptions, which include, but are not limited to, the company’s historical loss experience and projected loss development factors.
Litigation, Commitments, and Contingencies – Amounts associated with litigation, commitments, and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
Retirement Benefits – The company sponsors various pension plans covering substantially all employees. The company also provides postretirement benefit plans other than pensions, consisting principally of health care and life insurance benefits, to eligible retirees and qualifying dependents. The liabilities and annual income or expense of the company’s pension and other postretirement benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, the long-term rate of asset return (based on the market-related value of assets), and medical trend (rate of growth for medical costs). The fair values of plan assets are determined based on prevailing market prices or estimated fair value for investments with no available quoted prices. Not all net periodic pension income or expense is recognized in net earnings in the year incurred because it is allocated to production as product costs, and a portion remains in inventory at the end of a reporting period. The company’s funding policy for pension plans is to contribute, at a minimum, the statutorily required amount to an irrevocable trust.
Stock Compensation – The company accounts for stock compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R – Share-Based Payment. All of the company’s stock compensation plans are considered equity plans under SFAS No. 123R, and compensation expense recognized is net of estimated forfeitures over the vesting period. The company issues stock options and stock awards, in the form of restricted performance stock rights and restricted stock rights, under its existing plans. The fair value of stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model and is expensed on a straight-line basis over the vesting period of the options, which is generally three to four years. The fair value of stock awards is determined based on the closing market price of the company’s common stock on the grant date and is adjusted at each reporting date based on the amount of shares ultimately expected to vest. Compensation expense for stock awards is expensed over the vesting period, usually three to five years.
Foreign Currency Translation – For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are generally translated at end-of-period exchange rates. Translation adjustments are not material and are included as a separate component of accumulated other comprehensive loss in consolidated shareholders’ equity.
Accumulated Other Comprehensive Loss – The components of accumulated other comprehensive loss are as follows:

	December 31
$ in millions	2008	2007

Cumulative translation adjustment	$10	$34
Unrealized (loss) gain on marketable securities and cash flow hedges, net of tax benefit (expense) of $20 as of December 31, 2008 and $(2) as of December 31, 2007	(32)	3
Unamortized benefit plan costs, net of tax benefit of $2,358 as of December 31, 2008 and $470 at December 31, 2007	(3,620)	(736)

Total accumulated other comprehensive loss	$(3,642)	$(699)

2. NEW ACCOUNTING STANDARDS
Adoption of New Accounting Standards
There have been no significant changes in the company’s critical accounting policies during 2008.
The disclosure requirements of SFAS No. 157 – Fair Value Measurements, which took effect on January 1, 2008, are presented in Note 12. On January 1, 2009, the company will implement the previously deferred provisions of SFAS No. 157 for nonfinancial assets and liabilities recorded at fair value, as required. Management does not believe that the remaining provisions will have a material effect on the company’s consolidated financial position or results of operations when they become effective.

NORTHROP GRUMMAN CORPORATION
Standards Issued But Not Yet Effective
In December 2007, the FASB issued SFAS No. 141(R) – Business Combinations. SFAS No. 141(R) expands the definition of a business and establishes the use of the “acquisition method” for business combinations which requires the measurement and recognition of all assets and liabilities (including goodwill) of an acquired business at fair value on the acquisition date, which is the date that the acquirer obtains control of the business. Among other things, the standard establishes new guidelines for the expensing of transaction and restructuring costs, fair value measurement of contingent consideration in earnings, and capitalization of in-process research and development. The standard also modifies the presentation and recording of deferred taxes and establishes the conditions under which a bargain purchase could result in a gain. SFAS No. 141(R) will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Adoption is not expected to materially impact the company’s consolidated financial position or results of operations directly when it becomes effective, as the only impact that the standard will have on recorded amounts at that time relates to disposition of uncertain tax positions related to prior acquisitions. Following adoption, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than through goodwill. Adoption of this statement is, however, expected to have a significant effect on how acquisition transactions subsequent to January 1, 2009, are reflected in the financial statements.
In December 2007, the FASB issued SFAS No. 160 – Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51. SFAS No. 160 requires presentation of non-controlling interests in consolidated subsidiaries separately within equity in the consolidated statements of financial position as well as the separate presentation within the consolidated statements of operations and comprehensive (loss) income attributable to the parent and non-controlling interest. Accounting for changes in a parent’s ownership interest, will generally be at fair value and if the parent retains control or significant influence of the subsidiary, any adjustments will be made through equity, while transactions where control changes will be accounted for through earnings. SFAS No. 160 is effective for the company beginning January 1, 2009. Adoption of this statement is not expected to have a material impact on the company’s consolidated financial position or results of operations when it becomes effective, but may significantly affect the accounting for noncontrolling (or minority) interests from that date forward.
Other new pronouncements issued but not effective until after December 31, 2008, are not expected to have a significant effect on the company’s consolidated financial position or results of operations.
3. GOODWILL IMPAIRMENT CHARGE
The company performs its annual impairment test for goodwill in accordance with SFAS No. 142 – Goodwill and Other Intangible Assets as of November 30 each year. The company’s testing approach utilizes a discounted cash flow analysis corroborated by comparative market multiples to determine the fair value of its businesses for comparison to their corresponding book values. If the book value exceeds the estimated fair value for a business, a potential impairment is indicated and SFAS No. 142 prescribes the approach for determining the impairment amount, if any. After conducting its 2008 test, the company determined that goodwill at Aerospace Systems was impaired by $570 million, and goodwill at Shipbuilding was impaired by $2,490 million, resulting in an aggregate goodwill impairment charge of $3,060 million that was recognized in the fourth quarter of 2008. The goodwill impairment charge is primarily driven by adverse equity market conditions and the resulting decrease in current market multiples and the company’s stock price as of November 30, 2008. This non-cash charge reduces goodwill recorded in connection with acquisitions made in 2001 and 2002 and does not impact the company’s overall business operations. The goodwill at these businesses has no tax basis, and accordingly, there is no tax benefit to be derived from recording the impairment charge.
Prior to recording the goodwill impairment charges at Shipbuilding and Aerospace Systems, the company tested the purchased intangible assets and other long-lived assets at both of these businesses as required by SFAS No. 144 – Accounting for the Impairment or Disposal of Long-lived Assets, and the carrying value of these assets were determined not to be impaired. See Note 11 for additional information relating to the company’s purchased intangible assets.
4. DIVIDENDS ON COMMON STOCK AND CONVERSION OF PREFERRED STOCK
Dividends on Common Stock – In April 2008, the company’s board of directors approved an increase to the quarterly common stock dividend, from $.37 per share to $.40 per share, for shareholders of record as of June 2, 2008.
On February 21, 2007, the company’s Board of Directors approved an increase to the quarterly common stock dividend, from $.30 per share to $.37 per share, effective with the first quarter 2007 dividends.
On May 17, 2006, the company’s Board of Directors approved an increase to the quarterly common stock dividend, from $.26 per share to $.30 per share, effective with the second quarter 2006 dividends.

NORTHROP GRUMMAN CORPORATION
Conversion of Preferred Stock – On February 20, 2008, the company’s board of directors approved the redemption of the 3.5 million shares of mandatorily redeemable convertible preferred stock on April 4, 2008. Prior to the redemption date, substantially all of the preferred shares were converted into common stock at the election of shareholders. All remaining unconverted preferred shares were redeemed by the company on the redemption date. As a result of the conversion and redemption, the company issued approximately 6.4 million shares of common stock.
5. BUSINESS ACQUISITIONS
2008 – In October 2008, the company acquired 3001 International, Inc. (3001) for approximately $92 million in cash. 3001 provides geospatial data production and analysis, including airborne imaging, surveying, mapping and geographic information systems for U.S. and international government intelligence, defense and civilian customers. The operating results of 3001 are reported in the Information Systems segment from the date of acquisition. The assets, liabilities, and results of operations of 3001 are not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
2007 – During the third quarter of 2007, the company acquired Xinetics Inc. and the remaining 61 percent of Scaled Composites, LLC, both reported in the Aerospace Systems segment, for an aggregate amount of approximately $100 million in cash. The assets, liabilities, and results of operations of these entities were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented.
In July 2007, the company and Science Applications International Corporation (SAIC) reorganized the AMSEC, LLC joint venture (AMSEC), by dividing AMSEC along customer and product lines. AMSEC is a full-service supplier that provides engineering, logistics and technical support services primarily to Navy ship and aviation programs. Under the reorganization plan, the company retained the ship engineering, logistics and technical service businesses under the AMSEC name (the AMSEC Businesses) and, in exchange, SAIC received the aviation, combat systems and strike force integration services businesses from AMSEC (the Divested Businesses). This reorganization was treated as a step acquisition for the acquisition of SAIC’s interests in the AMSEC Businesses, with the company recognizing a pre-tax gain of $23 million for the effective sale of its interests in the Divested Businesses. From the date of this reorganization, the operating results of the AMSEC Businesses, and transaction gain, have been reported on a consolidated basis in the Shipbuilding segment from the date of this reorganization. Prior to the reorganization, the company accounted for AMSEC, LLC under the equity method. The assets, liabilities, and results of operations of the AMSEC Businesses were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented.
In January 2007, the company acquired Essex Corporation (Essex) for approximately $590 million in cash, including the assumption of debt totaling $23 million. Essex provides signal processing services and products, and advanced optoelectronic imaging for U.S. government intelligence and defense customers. The operating results of Essex are reported in the Information Systems segment. The assets, liabilities, and results of operations of Essex were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented.
2006 – There were no significant acquisitions during 2006.
6. BUSINESS DISPOSITIONS
2008 – In April 2008, the company sold its Electro-Optical Systems (EOS) business for $175 million in cash to L-3 Communications Corporation and recognized a gain of $19 million, net of taxes of $39 million. EOS, formerly a part of the Electronic Systems segment, produces night vision and applied optics products. Sales for this business in the years ended December 31, 2008, 2007, and 2006, were approximately $53 million, $190 million, and $122 million, respectively. Operating results of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income for all periods presented.
2007 – During the second quarter of 2007, management announced its decision to exit the remaining Interconnect Technologies (ITD) business reported within the Electronic Systems segment. Sales for this business in the years ended December 31, 2007 and 2006, were $14 million and $35 million, respectively. The shut-down was completed during the third quarter of 2007 and costs associated with the shut-down were not material. The results of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income for all periods presented.
2006 – During the second quarter of 2006, the Enterprise Information Technology (EIT) business, formerly reported in the Information Systems segment, was shut down and costs associated with the exit activities were not material. The results of operations of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income

NORTHROP GRUMMAN CORPORATION
for all periods presented.
The company sold the assembly business unit of ITD during the first quarter of 2006 and Winchester Electronics (Winchester) during the second quarter of 2006 for net cash proceeds of $26 million and $17 million, respectively, and recognized after-tax gains of $4 million and $2 million, respectively, in discontinued operations. Each of these business units was associated with the Electronic Systems segment. The results of operations of the assembly business unit of ITD are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income. The results of operations of Winchester were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.
Discontinued Operations – Sales and operating results of the businesses classified within discontinued operations were as follows:

	Year ended December 31
$ in millions	2008	2007	2006

Sales and service revenues	$53	$204	$313

Loss from discontinued operations	(6)	(32)	(69)

Income tax (expense) benefit	(1)	11	24

Loss from discontinued operations, net of tax	(7)	(21)	(45)

Gain from divestitures	66		11

Income tax expense	(40)		(17)

Gain (loss) from discontinued operations, net of tax	$19	$(21)	$(51)

Tax rates on discontinued operations vary from the company’s effective tax rate due to the non-deductibility of goodwill for tax purposes.
7. SEGMENT INFORMATION
U.S. Government Sales – Revenue from the U.S. Government (which includes Foreign Military Sales) includes revenue from contracts for which Northrop Grumman is the prime contractor as well as those for which the company is a subcontractor and the ultimate customer is the U.S. Government. All of the company’s segments derive substantial revenue from the U.S. Government. Sales to the U.S. Government amounted to approximately $30.9 billion, $28.8 billion, and $27.2 billion, or 91.2 percent, 90.6 percent, and 90.8 percent of total revenue for the years ended December 31, 2008, 2007, and 2006, respectively.
Foreign Sales – Direct foreign sales amounted to approximately $1.7 billion, $1.7 billion, and $1.6 billion, or 5.1 percent, 5.5 percent, and 5.2 percent of total revenue for the years ended December 31, 2008, 2007, and 2006, respectively.
Discontinued Operations – The company’s discontinued operations are excluded from all of the data elements in the following tables, except for assets by segment.
Assets – Substantially all of the company’s assets are located or maintained in the US.
Realignments – The company, from time to time, acquires or disposes of businesses, and realigns contracts, programs or business areas among and within its operating segments that possess similar customers, expertise, and capabilities. Internal realignments are designed to more fully leverage existing capabilities and enhance development and delivery of products and services. During the second quarter of 2008, the company transferred certain programs and assets from the missiles business in the Information Systems segment to the Aerospace Systems segment. In January 2008, the former Newport News and Ship Systems businesses were combined into a single operating segment called Northrop Grumman Shipbuilding. Previously, these businesses were separate operating segments which were aggregated into a single reporting segment for financial reporting purposes. In addition, certain Electronic Systems businesses were transferred to Information Systems during the first quarter of 2008.
Subsequent Realignments – In January 2009, the company streamlined its organizational structure by reducing the number of operating segments from seven to five. The five segments are Information Systems, which combines the former Information Technology and Mission Systems segments; Aerospace Systems, which combines the former Integrated Systems and Space Technology segments; Electronic Systems; Shipbuilding and Technical Services. These five segments are condensed reportable segments in accordance with the provisions of SFAS No. 131 – Disclosures about Segments of an Enterprise and Related Information. Intersegment sales and intersegment operating (loss) income between the former Integrated Systems and Space Technology segments, and between the former Information Technology and Mission Systems segments have been eliminated as part of the realignment. The

NORTHROP GRUMMAN CORPORATION
creation of the Information Systems and Aerospace Systems segments is intended to strengthen alignment with customers, improve the company’s ability to execute on programs and win new business, and enhance cost competitiveness.
During the first quarter of 2009, the company realigned certain logistics, services, and technical support programs and assets from the Information Systems and Electronic Systems segments to the Technical Services segment. This realignment is intended to strengthen the company’s core capability in aircraft and electronics maintenance, repair and overhaul, life cycle optimization, and training and simulation services.
Certain amounts in these financial statements have been reclassified to reflect the new organizational structure and segment realignments.
During the first quarter of 2009, the company transferred certain optics and laser programs from Information Systems to Aerospace Systems. As the operating results of this business were not considered material, prior year sales and operating income were not reclassified to reflect this business transfer.
Results of Operations By Segment

	Year ended December 31
$ in millions	2008	2007	2006

Sales and Service Revenues
Information Systems	$9,777	$9,245	$8,383
Aerospace Systems	9,825	9,234	9,358
Electronic Systems	7,048	6,466	6,201
Shipbuilding	6,145	5,788	5,321
Technical Services	2,535	2,422	2,090
Intersegment eliminations	(1,443)	(1,327)	(1,362)

Total sales and service revenues	$33,887	$31,828	$29,991

	Year ended December 31
$ in millions	2008	2007	2006

Operating (Loss) Income
Information Systems	$783	$815	$771
Aerospace Systems	416	919	861
Electronic Systems	947	809	783
Shipbuilding	(2,307)	538	393
Technical Services	144	139	139
Intersegment eliminations	(128)	(105)	(110)

Total Segment Operating (Loss) income	(145)	3,115	2,837
Non-segment factors affecting operating income
Unallocated expenses	(159)	(206)	(287)
Net pension adjustment	263	127	(37)
Royalty income adjustment	(70)	(18)	(19)

Total operating (loss) income	$(111)	$3,018	$2,494

Goodwill Impairment Charge – The decline in operating income at Aerospace Systems and operating loss at Shipbuilding for the year ended December 31, 2008 reflect goodwill impairment charges of $570 million and $2,490 million, respectively. See Note 3.
Shipbuilding Earnings Charge Relating to LHD-8 Contract Performance – LHD-8 is an amphibious assault ship under construction at one of the Gulf Coast shipyards. The LHD-8 contract features significant enhancements compared with earlier ships of the class and will incorporate major new systems, including a gas turbine engine propulsion system, a new electrical generation and distribution system, and a centralized machinery control system administered over a fiber optic network. The LHD-8 contract is a fixed-price incentive contract, and a substantial portion of the performance margin on the contract was previously consumed by the impact from Hurricane Katrina in 2005 and a charge of $55 million in the second quarter of 2007. Lack of progress in LHD-8 on-board testing preparatory to sea trials prompted the company to undertake a comprehensive review of the program, including a detailed physical audit of the ship. From this review, management became aware in March 2008 of the need for substantial re-work on the ship, primarily in electrical cable installations. As a result, during the first quarter of 2008, the company recorded a pre-tax charge of $272

NORTHROP GRUMMAN CORPORATION
million for cost growth on the LHD-8 contract and an additional $54 million, primarily for schedule impacts on other ships and impairment of purchased intangibles at the Gulf Coast shipyards. The LHD-8 program achieved several important risk retirement milestones toward its planned delivery date, and as a result $63 million of the first quarter 2008 charge was reversed.
Unallocated Expenses – Unallocated expenses include the portion of corporate expenses not considered allowable or allocable under applicable U.S. Government Cost Accounting Standards (CAS) regulations and the Federal Acquisition Regulation, and therefore not allocated to the segments, for costs related to management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses.
Net Pension Adjustment – The net pension adjustment reflects the difference between pension expense determined in accordance with U.S. GAAP and pension expense allocated to the operating segments determined in accordance with CAS.
Royalty Income Adjustment – Royalty income is included in segment operating income and reclassified to other income for financial reporting purposes. The royalty income adjustment for the year ended December 31, 2008 includes $59 million related to patent infringement settlements at Electronic Systems.
Other Financial Information

		December 31,
$ in millions		2008	2007

Assets
Information Systems		$9,069	$9,511
Aerospace Systems		6,199	6,233
Electronics		5,024	5,172
Shipbuilding		4,427	6,874
Technical Services		1,184	1,174

Segment assets		25,903	28,964
Corporate		4,294	4,409

Total assets		$30,197	$33,373

	Year ended December 31
$ in millions	2008	2007	2006

Capital Expenditures
Information Systems	$62	$ 85	$ 82
Aerospace Systems	224	209	225
Electronic Systems	148	119	119
Shipbuilding	218	247	287
Technical Services	4	10	6
Corporate	25	12	13

Total capital expenditures	$681	$ 682	$ 732

	Year ended December 31
$ in millions	2008	2007	2006

Depreciation and Amortization
Information Services	$158	$ 120	$ 85
Aerospace Systems	238	239	240
Electronic Systems	149	175	205
Shipbuilding	193	170	153
Technical Services	8	8	8
Corporate	15	15	12

Total depreciation and amortization	$761	$ 727	$ 703

The depreciation and amortization expense above includes amortization of purchased intangible assets as well as amortization of deferred and other outsourcing costs.

NORTHROP GRUMMAN CORPORATION
8. (LOSS) EARNINGS PER SHARE
Basic (Loss) Earnings Per Share – Basic (loss) earnings per share from continuing operations are calculated by dividing (loss) earnings from continuing operations available to common shareholders by the weighted-average number of shares of common stock outstanding during each period.
Diluted (Loss) Earnings Per Share – For the year ended December 31, 2008, the potential dilutive effect of 7.1 million shares from stock options, stock awards, and the mandatorily redeemable preferred stock were excluded from the computation of weighted average diluted common shares outstanding as the shares would have had an anti-dilutive effect. Diluted earnings per share for the years ended December 31, 2007 and 2006, include the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans, and 6.4 million dilutive shares from the company’s mandatorily redeemable convertible preferred stock (see Note 4). The dilutive effect of these potential common stock instruments totaled 12.6 million and 12.9 million shares for the years ended December 31, 2007, and 2006, respectively. The weighted-average diluted shares outstanding for the years ended December 31, 2008, 2007 and 2006, exclude stock options to purchase approximately 2.1 million, 59 thousand and 8 thousand shares, respectively, because such options have an exercise price in excess of the average market price of the company’s common stock during the year.
Diluted (loss) earnings per share from continuing operations are calculated as follows:

	December 31,
in millions, except per share	2008	2007	2006

Diluted (Loss) Earnings Per Share From Continuing Operations
(Loss) income from continuing operations	$(1,281)	$1,811	$1,593
Add dividends on mandatorily redeemable convertible preferred stock		24	24

(Loss) income from continuing operations available to common shareholders	$(1,281)	$1,835	$1,617

Weighted-average common shares outstanding	334.5	341.7	345.7
Dilutive effect of stock options, awards, and mandatorily redeemable convertible preferred stock		12.6	12.9

Weighted-average diluted common shares outstanding	334.5	354.3	358.6

Diluted (loss) earnings per share from continuing operations	$(3.83)	$5.18	$4.51

Share Repurchases – The table below summarizes the company’s share repurchases beginning January 1, 2006:

	Amount		Total Shares		Shares Repurchased
	Authorized	Average Price	Retired		(in millions)
Authorization Date	(in millions)	Per Share	(in millions)	Date Completed	2008	2007	2006

October 24, 2005	$1,500	$65.08	23.0	February 2007		2.3	11.6
December 14, 2006	1,000	75.96	13.1	November 2007		13.1
December 19, 2007	2,500	72.55	21.4		21.4

					21.4	15.4	11.6

Share repurchases take place at management’s discretion or under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs.
Under certain of its share repurchase authorizations, the company has entered into accelerated share repurchase agreements with banks to repurchase shares of common stock. Under these agreements, shares were immediately borrowed by the bank and then sold to and canceled by the company. Subsequently, shares were purchased in the open market by the bank to settle its share borrowings. The ultimate cost of the company’s share repurchases under these agreements was subject to adjustment based on the actual cost of the shares subsequently purchased by the bank. If an additional amount was owed by the company upon settlement, the price adjustment could have been settled, at the company’s option, in cash or in shares of common stock. The final price adjustments under these agreements have been immaterial. No accelerated share repurchase agreements were utilized in connection with the 2008 repurchases shown above.

NORTHROP GRUMMAN CORPORATION
As of December 31, 2008, the company has authorized $945 million for share repurchases.
9. ACCOUNTS RECEIVABLE, NET
Unbilled amounts represent sales for which billings have not been presented to customers at year-end. These amounts are usually billed and collected within one year. Progress payments are received on a number of firm fixed-price contracts. Unbilled amounts are presented net of progress payments of $4.7 billion and $3.9 billion at December 31, 2008 and 2007, respectively.
Accounts receivable at December 31, 2008, are expected to be collected in 2009, except for approximately $225 million due in 2010 and $53 million due in 2011 and later.
Allowances for doubtful amounts mainly represent estimates of overhead costs which may not be successfully negotiated and collected.
Accounts receivable were composed of the following:

	December 31,
$ in millions	2008	2007

Due From U.S. Government
Amounts billed	$1,260	$1,414
Recoverable costs and accrued profit on progress completed - unbilled	1,868	1,603

	3,128	3,017

Due From Other Customers
Amounts billed	419	442
Recoverable costs and accrued profit on progress completed - unbilled	658	617

	1,077	1,059

Total accounts receivable	4,205	4,076
Allowances for doubtful amounts	(301)	(286)

Total accounts receivable, net	$3,904	$3,790

10. INVENTORIED COSTS, NET
Inventoried costs were composed of the following:

	December 31,
$ in millions	2008	2007

Production costs of contracts in process	$2,393	$1,909
General and administrative expenses	221	172

	2,614	2,081
Progress payments received	(1,864)	(1,345)

	750	736
Product inventory	253	264

Total inventoried costs, net	$1,003	$1,000

11. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS
Goodwill
Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which they have been assigned. Impairment tests are performed at least annually and more often as circumstances require. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective segment’s operating income. The annual

NORTHROP GRUMMAN CORPORATION
impairment test for all segments was performed as of November 30, 2008. In performing the goodwill impairment tests, the company uses a discounted cash flow approach corroborated by comparative market multiples, where appropriate, to determine the fair value of its businesses. After conducting its 2008 test, the company determined that goodwill at Aerospace Systems was impaired by $570 million, and goodwill at Shipbuilding was impaired by $2,490 million, resulting in an aggregate goodwill impairment charge of $3,060 million that was recognized in the fourth quarter of 2008. The goodwill impairment charge is primarily driven by adverse equity market conditions and the resulting decrease in current market multiples and the company’s stock price as of November 30, 2008 (See Note 3).
The changes in the carrying amounts of goodwill during 2007 and 2008, are as follows:

$ in millions	Information Systems	Aerospace Systems	Electronic Systems	Ship- building	Technical Services	Total

Balance as of January 1, 2007	$ 6,102	$ 4,230	$ 2,516	$ 3,584	$ 787	$ 17,219
Goodwill transferred due to segment realignment	346	(380)			34	–
Goodwill acquired	522	84		57		663
Adjustment to initially apply FIN 48	(29)	(18)	(1)	(12)	(3)	(63)
Fair value adjustments to net assets acquired	(80)	(43)	(1)	(15)	(8)	(147)

Balance as of December 31, 2007	6,861	3,873	2,514	3,614	810	17,672
Goodwill transferred due to segment realignment	(458)	505	(47)			–
Goodwill Adjustment Related to Business Sold			(47)			(47)
Goodwill acquired	78					78
Fair value adjustments to net assets acquired	(82)	(60)	8	17	(8)	(125)
Goodwill Impairment		(570)		(2,490)		(3,060)

Balance as of December 31, 2008	$ 6,399	$ 3,748	$ 2,428	$ 1,141	$ 802	$ 14,518

Segment Realignment – During the second quarter of 2008, the company transferred certain programs and assets, including goodwill of $505 million, from the missiles business in the Information Systems segment to the Aerospace Systems segment.
In January 2008, the former Newport News and Ship Systems businesses were combined into a single operating segment called Northrop Grumman Shipbuilding. In addition, certain Electronic Systems businesses were transferred to Information Systems during the first quarter of 2008, along with goodwill of $47 million.
In January 2009, the former Mission Systems and Information Technology segments were combined into a single operating segment called Information Systems, and the former Integrated Systems and Space Technology segments were combined into a single operating segment called Aerospace Systems.
Fair Value Adjustments to Net Assets Acquired – For 2008, the fair value adjustments were primarily due to the final settlement of the Internal Revenue Service (IRS) examination of the 1999-2002 TRW income tax returns (see Note 13) and purchase price allocation related to the 3001 acquisition (see Note 5).
Purchased Intangible Assets
The table below summarizes the company’s aggregate purchased intangible assets as follows:

	December 31, 2008			December 31, 2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
$ in millions	Amount	Amortization	Amount	Amount	Amortization	Amount

Contract and program intangibles	$ 2,642	$ (1,720)	$ 922	$ 2,661	$(1,616)	$ 1,045
Other purchased intangibles	100	(75)	25	100	(71)	29

Total	$ 2,742	$ (1,795)	$ 947	$ 2,761	$(1,687)	$ 1,074

NORTHROP GRUMMAN CORPORATION
The company’s purchased intangible assets are subject to amortization and are being amortized on a straight-line basis over an aggregate weighted-average period of 21 years. Aggregate amortization expense for 2008, 2007, and 2006, was $136 million, $132 million, and $134 million, respectively. The 2008 amount includes $19 million of additional amortization recorded in the first quarter of 2008 associated with the LHD-8 and other Gulf Coast Shipbuilding programs (see Note 7).
The table below shows expected amortization for purchased intangibles as of December 31, 2008, for each of the next five years:

$ in millions

Year ending December 31
2009	$102
2010	91
2011	54
2012	53
2013	43

12. FAIR VALUE OF FINANCIAL INSTRUMENTS
The company adopted the disclosure requirements of SFAS No. 157 – Fair Value Measurements (SFAS No. 157) effective January 1, 2008. SFAS No. 157 clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements.
The valuation techniques required by SFAS No. 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 –	Quoted prices for identical instruments in active markets.
Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 –	Significant inputs to the valuation model are unobservable.
The following section describes the valuation methodologies used by the company to measure its financial instruments at fair value.
Investments in Marketable Securities – The company holds a portfolio of marketable securities, primarily consisting of equity and debt securities that are classified as either trading or available-for-sale. When available, quoted market prices are used to determine the fair value of marketable securities. Quotes from independent pricing vendors based on recent trading activity and other relevant information are used when quoted market prices are unavailable. As of December 31, 2008, there were marketable equity securities of $44 million included in prepaid expenses and other current assets and $180 million of marketable equity securities included in other long-term assets, all of which were considered Level 1. The total fair value of investments in marketable securities as of December 31, 2007, was $258 million.
Derivative financial instruments and hedging activities – In order to manage its exposure to interest rate risk and foreign currency exchange rate risk, the company utilized the following derivative financial instruments, all of which were considered Level 2 instruments.
The company enters into foreign currency forward contracts to manage foreign currency exchange risk related to receipts from customers and payments to suppliers denominated in foreign currencies. Gains and losses from such transactions are included as contract costs. At December 31, 2008 and 2007, the total fair value of foreign currency forward contracts outstanding was a net asset of $25 million and $4 million, respectively. In October 2008, the company designated a portion of its forward contracts as cash flow hedges of the forecasted revenue and related expenses associated with a long term contract. Each reporting period these cash flow hedges, which extend to 2013, are tested for effectiveness using regression testing. For 2008, the change in the fair value of the foreign currency forward contracts and gains and losses associated with hedge ineffectiveness recognized in the consolidated statements of results was immaterial.
The company enters into interest rate swap agreements to benefit from floating interest rates as an offset to the fixed-rate characteristic of certain of its long-term debt instruments. At December 31, 2008, two interest rate swap agreements were in effect and accounted for as fair value hedges designed to convert fixed rates to floating rates. These interest rate swaps each hedge a $200 million notional

NORTHROP GRUMMAN CORPORATION
amount of U.S. dollar fixed-rate debt, and mature on October 15, 2009, and February 15, 2011, respectively. Any changes in the fair value of the swaps are offset by an equal and opposite change in the fair value of the hedged item; therefore, there is no net impact to the company’s reported consolidated results of operations. At December 31, 2008 and 2007, the aggregate net fair value of the swaps was not material. The company may also enter into interest rate swap agreements to offset the variable-rate characteristics of certain variable-rate term loans which may be outstanding from time to time under the company’s credit facility (see Note 14).
In October 2008, the company entered into two forward-starting interest rate swaps with a notional value totaling $400 million. The company designated these swaps as cash flow hedges of future interest payments on $400 million of financing expected to occur in 2009. There was no hedge ineffectiveness as of December 31, 2008, on these cash flow hedges. The change in the fair value of these swaps from inception generated a pre-tax liability of $58 million at December 31, 2008.
The carrying amounts of other financial instruments not listed in the table below approximate fair value due to the short-term nature of these items.
Carrying amounts and the related estimated fair values of the company’s financial instruments not measured at fair value on a recurring basis at December 31 are as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
$ in millions	Amount	Value	Amount	Value

Cash surrender value of life insurance policies	$240	$240	$315	$315
Long-term debt	(3,920)	(4,369)	(4,029)	(4,488)
Mandatorily redeemable preferred stock			(350)	(510)

Cash Surrender Value of Life Insurance Policies – The company maintains whole life insurance policies on a group of executives for use as a funding source for deferred compensation arrangements. These policies are recorded at their cash surrender value as determined by the insurance carrier. Additionally, the company has split-dollar life insurance policies on former officers and executives from acquired businesses which are recorded at the lesser of their cash surrender value or premiums paid. The policies are utilized as a partial funding source for supplemental employee retirement plans and amounts associated with these policies are recorded in miscellaneous other assets in the consolidated statements of financial position.
Long-Term Debt – The fair value of the long-term debt was calculated based on interest rates available for debt with terms and due dates similar to the company’s existing debt arrangements.
Mandatorily Redeemable Preferred Stock – The fair value of the mandatorily redeemable preferred stock was calculated based on the closing market price quoted on the New York Stock Exchange each year end. As discussed in Note 4, all preferred stock was converted or redeemed as of April 4, 2008.
13. INCOME TAXES
The company’s effective tax rate on earnings from continuing operations for the year ended December 31, 2008, was 33.9 percent (excluding the non-cash, non-deductible goodwill impairment charge of $3.1 billion at Shipbuilding and Aerospace Systems) as compared with 32.9 percent and 31.2 percent in 2007 and 2006, respectively. The company’s effective tax rates reflect tax credits, manufacturing deductions and the reversal of previously established expense provisions as a result of favorable settlements with the IRS. During 2007, the company reached a partial settlement agreement with the IRS regarding its audit of the company’s tax years ended December 31, 2001 through 2003 and recognized $22 million of benefit upon settlement. During 2006, the company reached final approval with the IRS regarding its audit of the company’s B-2 program for the years ended December 31, 1997 through 2000 and recognized $48 million of benefit upon settlement.

NORTHROP GRUMMAN CORPORATION
Income tax expense, both federal and foreign, consisted of the following:

	Year ended December 31
$ in millions	2008	2007	2006

Income Taxes on Continuing Operations
Currently Payable
Federal income taxes	$770	$675	$538
Foreign income taxes	35	42	27

Total federal and foreign income taxes currently payable	805	717	565
Change in deferred federal and foreign income taxes	108	170	158

Total federal and foreign income taxes	$913	$887	$723

The geographic source of earnings from continuing operations before income taxes is as follows:

	Year ended December 31
$ in millions	2008	2007	2006

Domestic (loss) income	$(470)	$2,607	$2,244
Foreign income	102	91	72

(Loss) income from continuing operations before income taxes	$(368)	$2,698	$2,316

Income tax expense differs from the amount computed by multiplying the statutory federal income tax rate times the (loss) income from continuing operations before income taxes due to the following:

	Year ended December 31
$ in millions	2008	2007	2006

Income tax (benefit) expense on continuing operations at statutory rate	$(129)	$944	$811
Goodwill impairment	1,071
Manufacturing deduction	(19)	(19)	(9)
Research tax credit	(13)	(14)	(3)
Extraterritorial income exclusion/foreign sales corporation			(6)
Wage credit			(18)
Settlement of IRS appeals cases	(35)	(22)	(55)
Other, net	38	(2)	3

Total federal and foreign income taxes	$913	$887	$723

Uncertain Tax Positions – The company adopted the provisions of FIN 48 in 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of uncertain tax positions in accordance with recognition standards established by the interpretation. As a result of this review, the company adjusted the estimated value of its uncertain tax positions on January 1, 2007, by recognizing additional liabilities totaling $66 million through a charge to retained earnings and reducing the carrying value of uncertain tax positions resulting from prior acquisitions by $63 million through a reduction to goodwill.
During the third quarter of 2008, the company reached a settlement with the IRS and the Congressional Joint Committee on Taxation (Joint Committee) with respect to IRS’ audit of the TRW tax returns for the years 1999-2002. As a result of this settlement, the company reduced its liability for uncertain tax positions by $126 million (including accrued interest of $44 million), $95 million of which was recorded as a reduction of goodwill.
As of December 31, 2008, the estimated value of the company’s uncertain tax positions was a liability of $461 million, which includes accrued interest of $47 million. If the company’s positions are sustained by the taxing authority in favor of the company, the reversal of the entire balance would reduce the company’s effective tax rate.

NORTHROP GRUMMAN CORPORATION
The change in unrecognized tax benefits during 2008, excluding interest, is as follows:

	December 31,
$ in millions	2008	2007

Unrecognized tax benefit at beginning of the year	$488	$459

Additions based on tax positions related to the current year	5	18
Additions for tax positions of prior years	15	85
Reductions for tax positions of prior years		(57)
Statute expiration	(9)
Settlements	(83)	(17)

Net change in unrecognized tax benefits	(72)	29

Unrecognized tax benefit at end of the year	$416	$488

In 2008, the company reached a tentative partial settlement agreement with IRS Appeals on substantially all of the remaining issues from the IRS’ examination of the company’s tax returns for the years ended 2001-2003. This agreement is subject to review by the Joint Committee. Although the final outcome is not determinable until the Joint Committee completes its review during 2009, it is reasonably possible that a reduction to unrecognized tax benefits of up to $59 million may occur.
The company’s federal tax returns for the years 2004 through 2006 are currently under examination by the IRS. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material.
Although the company believes it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than the company’s accrued position. Accordingly, additional provisions on federal, foreign and state tax related matters could be recorded in the future as revised estimates are made or the underlying matters are effectively settled or otherwise resolved.
During the years ended December 31, 2008 and 2007, the company recorded approximately $29 million and $14 million for tax-related interest and penalties within income tax expense, respectively.
Deferred Income Taxes – Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. Such amounts are classified in the consolidated statements of financial position as current or noncurrent assets or liabilities based upon the classification of the related assets and liabilities.

NORTHROP GRUMMAN CORPORATION
The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal, state and foreign tax balances, as presented in the consolidated statements of financial position, are as follows:

	December 31,
$ in millions	2008	2007

Deferred Tax Assets
Retirement benefit plan expense	$2,562	$610
Provision for accrued liabilities	740	796
Tax credits and capital loss carryforwards	33	592
Other	378	462

Gross deferred tax assets	3,713	2,460
Less valuation allowance	(33)	(592)

Net deferred tax assets	3,680	1,868

Deferred Tax Liabilities
Provision for accrued liabilities		61
Contract accounting differences	357	284
Purchased intangibles	222	327
Depreciation and amortization	472	418
Goodwill amortization	570	505

Gross deferred tax liabilities	1,621	1,595

Total net deferred tax assets	$2,059	$273

Net deferred tax assets (liabilities) as presented in the consolidated statements of financial position are as follows:

	December 31,
$ in millions	2008	2007

Net current deferred tax assets	$549	$542
Net non-current deferred tax assets	1,510	65
Net current deferred tax liabilities		(4)
Net non-current deferred tax liabilities		(330)

Total net deferred tax assets	$2,059	$273

Foreign Income – As of December 31, 2008, the company had approximately $474 million of accumulated undistributed earnings generated by its foreign subsidiaries. No deferred tax liability has been recorded on these earnings since the company intends to permanently reinvest these earnings, thereby indefinitely postponing their remittance. Should these earnings be distributed in the form of dividends or otherwise, the distributions would be subject to U.S. federal income tax at the statutory rate of 35 percent, less foreign tax credits available to offset such distributions, if any. In addition, such distributions would be subject to withholding taxes in the various tax jurisdictions.
Tax Carryforwards – At December 31, 2008, the company had approximately $33 million of capital loss carryforwards that were fully offset by valuation allowance. As noted above, approximately $346 million of the capital loss carryforward was reduced as part of the tentative settlement agreement with the IRS for its audit of the tax years 2001-2003. The majority of the remaining capital loss carryforward, approximately $210 million, expired unutilized.
14. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT
Lines of Credit – The company has available uncommitted short-term credit lines in the form of money market facilities with several banks. The amount and conditions for borrowing under these credit lines depend on the availability and terms prevailing in the marketplace. No fees or compensating balances are required for these credit facilities.
Credit Facility – The company has a revolving credit facility in an aggregate principal amount of $2 billion that matures on August 10, 2012. The credit facility permits the company to request additional lending commitments of up to $500 million from the lenders under the agreement or other eligible lenders under certain circumstances. The agreement provides for swingline loans and letters of credit as sub-facilities for the credit facilities provided for in the agreement. Borrowings under the credit facility bear interest at various rates, including the London Interbank Offered Rate, adjusted based on the company’s credit rating, or an alternate base rate plus an incremental margin. The credit facility also requires a facility fee based on the daily aggregate amount of commitments (whether or not utilized) and the company’s credit rating level, and contains certain financial covenants relating to a maximum debt to

NORTHROP GRUMMAN CORPORATION
capitalization ratio, and certain restrictions on additional asset liens. There was a maximum of $300 million and $350 million borrowed under this facility during 2008 and 2007, respectively, and there was no balance outstanding under this facility at December 31, 2008, and 2007. As of December 31, 2008, the company was in compliance with all covenants.
Gulf Opportunity Zone Industrial Development Revenue Bonds – As of December 31, 2008, Shipbuilding had $200 million outstanding from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds issued by the Mississippi Business Finance Corporation. These bonds accrue interest at a fixed rate of 4.55 percent per annum (payable semi-annually), and repayment of principal and interest is guaranteed by the company. In accordance with the terms of the bonds, the proceeds have been used to finance the construction, reconstruction, and renovation of the company’s interest in certain ship manufacturing and repair facilities, or portions thereof, located in the state of Mississippi. As of December 31, 2008, the company had utilized approximately $200 million of the bond proceeds, and no amount was recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position. As of December 31, 2007, the company had utilized approximately $140 million of the bond proceeds, and $60 million was recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position.
Long-term debt consisted of the following:

	December 31,
$ in millions	2008	2007

Notes and debentures due 2009 to 2036, rates from 6.25% to 9.375%	$3,600	$3,705
Other indebtedness due 2009 to 2028, rates from 4.55% to 8.5%	320	324

Total long-term debt	3,920	4,029
Less current portion	477	111

Long-term debt, net of current portion	$3,443	$3,918

Indentures underlying long-term debt issued by the company or its subsidiaries contain various restrictions with respect to the issuer, including one or more restrictions relating to limitations on liens, sale-leaseback arrangements, and funded debt of subsidiaries.
Maturities of long-term debt as of December 31, 2008, are as follows:

$ in millions

Year Ending December 31
2009	$477
2010	91
2011	783
2012	2
2013	2
Thereafter	2,533

Total principal payments	3,888
Unamortized premium on long-term debt, net of discount	32

Total long-term debt	$3,920

The premium on long-term debt primarily represents non-cash fair market value adjustments resulting from acquisitions, which are amortized over the life of the related debt.
15. LITIGATION
U.S. Government Investigations and Claims – Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Suspension or debarment could have a material adverse effect on the company because of its reliance on government contracts.

NORTHROP GRUMMAN CORPORATION
As previously disclosed, in October 2005, the U.S. Department of Justice and a restricted U.S. Government customer apprised the company of potential substantial claims relating to certain microelectronic parts produced by the Space and Electronics Sector of former TRW Inc., now a part of the company. In the third quarter of 2006, the company proposed to settle the claims and any associated matters and recognized a pre-tax charge of $112.5 million to cover the cost of the settlement proposal and associated investigative costs. The U.S. Government has advised the company that if continuing settlement discussions are not successful it will pursue its claims through litigation. On November 26, 2008, the U.S. Department of Justice filed a Notice of Intervention in a False Claims Act case that remains under seal in the U.S. District Court for the Central District of California. Because of the highly technical nature of the issues involved and their restricted status, because of the significant disagreement of the company with the allegations of the underlying qui tam complaint, and because of the significant disagreement between the company and the U.S. Government as to the U.S. Government’s theories of liability and damages (including a material difference between the U.S. Government’s damage theories and the company’s offer), final resolution of this matter could take a considerable amount of time, particularly if litigation should ensue. If the U.S. Government were to be ultimately successful on its theories of liability and damages, which could be trebled under the Federal False Claims Act, the effect upon the company’s consolidated financial position, results of operations, and cash flows would materially exceed the amount provided by the company. Based upon the information available to the company to date, the company believes that it has substantive defenses but can give no assurance that its views will prevail. Accordingly, the ultimate disposition of this matter cannot presently be determined.
As previously disclosed, in the second quarter of 2007, the U.S. Coast Guard issued a revocation of acceptance under the Deepwater Program for eight converted 123-foot patrol boats (the vessels) based on alleged “hull buckling and shaft alignment problems” and alleged “nonconforming topside equipment” on the vessels. The company submitted a written response that argued that the revocation of acceptance was improper, and in late December 2007, the Coast Guard advised Integrated Coast Guard Systems (the contractors’ joint venture for performing the Deepwater Program) that the Coast Guard is seeking $96.1 million from the Joint Venture as a result of the revocation of acceptance of the eight vessels delivered under the 123-foot conversion program. The majority of the costs associated with the 123-foot conversion effort are associated with the alleged structural deficiencies of the vessels, which were converted under contracts with the company and a subcontractor to the company. In May 2008, the Coast Guard advised the Joint Venture that the Coast Guard would support an investigation by the U.S. Department of Justice of the Joint Venture and its subcontractors instead of pursuing its $96.1 million claim independently. The Department of Justice had previously issued subpoenas related to the Deepwater Program, pursuant to which the company has provided responsive documents. The company recently learned that a civil False Claims Act complaint naming it as a defendant was filed under seal. The relationship between the allegations in the complaint and the U.S. Department of Justice’s investigation is unclear to the company. Based upon the information available to the company to date, the company believes that it has substantive defenses to any potential claims but can give no assurance that its views will prevail.
In August 2008, the company disclosed to the Antitrust Division of the U.S. Department of Justice possible violations of federal antitrust laws in connection with the bidding process for certain maintenance contracts at a military installation in California. In February 2009, the company and the Department of Justice signed an agreement admitting the company into the Corporate Leniency Program. As a result of the company’s acceptance into the Program, the company will be exempt from federal criminal prosecution and criminal fines relating to the matters the company reported to the Department of Justice if the company complies with certain conditions, including its continued cooperation with the government’s investigation and its agreement to make restitution if the government was harmed by the violations.
Based upon the available information regarding matters that are subject to U.S. Government investigations, other than as set out above, the company believes, but can give no assurance, that the outcome of any such matters would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Litigation — Various claims and legal proceedings arise in the ordinary course of business and are pending against the company and its properties. Based upon the information available, the company believes that the resolution of any of these various claims and legal proceedings would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
As previously disclosed, the U.S. District Court for the Central District of California consolidated two separately filed Employee Retirement Income Security Act (ERISA) lawsuits, which the plaintiffs seek to have certified as class actions, into the In Re Northrop Grumman Corporation ERISA Litigation. On August 7, 2007, the Court denied plaintiffs’ motion for class certification, and the plaintiffs appealed the Court’s decision on class certification to the U.S. Court of Appeals for the Ninth Circuit. On October 11, 2007, the Ninth Circuit granted appellate review, which delayed the commencement of trial previously scheduled to begin January 22, 2008. The company believes that the outcome of these matters would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

NORTHROP GRUMMAN CORPORATION
Insurance Recovery – Property damage from Hurricane Katrina is covered by the company’s comprehensive property insurance program. The insurance provider for coverage of property damage losses over $500 million, Factory Mutual Insurance Company (FM Global), has advised management of a disagreement regarding coverage for certain losses above $500 million. As a result, the company has taken legal action against the insurance provider as the company believes that its insurance policies are enforceable and intends to pursue all of its available rights and remedies. In August 2007, the district court in which the litigation is pending issued an order finding that the excess insurance policy provided coverage for the company’s Katrina related loss. In November 2007, FM Global filed a notice of appeal of the district court’s order. On August 14, 2008, the U.S. Court of Appeals for the Ninth Circuit reversed the earlier summary judgment order in favor of the company, holding that the FM excess policy unambiguously excludes damage from the storm surge caused by Hurricane Katrina under its “Flood” exclusion. The Court of Appeals remanded the case to the district court to determine whether the California efficient proximate cause doctrine affords the company coverage under the policy even if the Flood exclusion of the policy is unambiguous. The company filed a Petition for Rehearing En Banc, or in the Alternative, For Panel Rehearing with the Court of Appeals on August 27, 2008. On January 6, 2009, the Court of Appeals ordered FM Global to respond to the Petition for Rehearing by January 30, 2009. FM Global filed its opposition to the Petition for Rehearing and the company now awaits the Court of Appeal’s decision. Based on the current status of the assessment and claim process, no assurances can be made as to the ultimate outcome of this matter. No receivable has been recognized by the company in the accompanying consolidated financial statements for insurance recoveries from FM Global.
Provisions for Legal & Investigative Matters – Litigation accruals are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure to the company may vary from earlier estimates as further facts and circumstances become known.
16. COMMITMENTS AND CONTINGENCIES
Contract Performance Contingencies – Contract profit margins may include estimates of revenues not contractually agreed to between the customer and the company for matters such as contract changes, negotiated settlements, claims and requests for equitable adjustment for previously unanticipated contract costs. These estimates are based upon management’s best assessment of the underlying causal events and circumstances, and are included in determining contract profit margins to the extent of expected recovery based on contractual entitlements and the probability of successful negotiation with the customer. As of December 31, 2008, the amounts related to the aforementioned items are not material individually or in the aggregate.
Environmental Matters – In accordance with company policy on environmental remediation, the estimated cost to complete remediation has been accrued where it is probable that the company will incur such costs in the future to address environmental impacts at currently or formerly owned or leased operating facilities, or at sites where it has been named a Potentially Responsible Party (PRP) by the Environmental Protection Agency, or similarly designated by other environmental agencies. To assess the potential impact on the company’s consolidated financial statements, management estimates the total reasonably possible remediation costs that could be incurred by the company, taking into account currently available facts on each site as well as the current state of technology and prior experience in remediating contaminated sites. These estimates are reviewed periodically and adjusted to reflect changes in facts and technical and legal circumstances. Management estimates that as of December 31, 2008, the range of reasonably possible future costs for environmental remediation sites is $186 million to $279 million, of which $231 million is accrued in other current liabilities. Factors that could result in changes to the company’s estimates include: modification of planned remedial actions, increases or decreases in the estimated time required to remediate, discovery of more extensive contamination than anticipated, changes in laws and regulations affecting remediation requirements, and improvements in remediation technology. Should other PRPs not pay their allocable share of remediation costs, the company may have to incur costs in addition to those already estimated and accrued. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company’s consolidated financial position, results of operations, or cash flows.
Hurricane Impacts – During the third quarter of 2008, the Gulf Coast shipyards were affected by Hurricane Gustav. As a result of the storm, the Gulf Coast shipyards experienced a shut-down for several days, and a resulting minor delay in ship construction throughout the yards; however the storm caused no significant physical damage to the yards. Shipbuilding’s sales and operating income in 2008 were reduced by approximately $100 million and $13 million, respectively, due to lost production and additional costs resulting from the shut-down.
Also during the third quarter of 2008, a subcontractor’s operations in Texas were severely impacted by Hurricane Ike. The subcontractor produces compartments for two of the LPD amphibious transport dock ships under construction at the Gulf Coast shipyards. As a result of the delays and cost growth caused by the subcontractor’s production delays, Shipbuilding’s 2008 operating

NORTHROP GRUMMAN CORPORATION
income was reduced by approximately $23 million.
In August 2005, the company’s Gulf Coast operations were significantly impacted by Hurricane Katrina and the company’s shipyards in Louisiana and Mississippi sustained significant windstorm damage from the hurricane. As a result of the storm, the company incurred costs to replace or repair destroyed or damaged assets, suffered losses under its contracts, and incurred substantial costs to clean up and recover its operations. As of the date of the storm, the company had a comprehensive insurance program that provided coverage for, among other things, property damage, business interruption impact on net profitability, and costs associated with clean-up and recovery. The company has recovered a portion of its Hurricane Katrina claim and expects that its remaining claim will be resolved separately with the two remaining insurers, including FM Global (See Note 15).
The company has full entitlement to any insurance recoveries related to business interruption impacts on net profitability resulting from these hurricanes. However, because of uncertainties concerning the ultimate determination of recoveries related to business interruption claims, in accordance with company policy no such amounts are recognized until they are resolved with the insurers. Furthermore, due to the uncertainties with respect to the company’s disagreement with FM Global in relation to the Hurricane Katrina claim, no receivables have been recognized by the company in the accompanying condensed consolidated financial statements for insurance recoveries from FM Global.
In accordance with U. S. Government cost accounting regulations affecting the majority of the company’s contracts, the cost of insurance premiums for property damage and business interruption coverage, other than “coverage of profit”, is an allowable expense that may be charged to long-term contracts. Because a substantial portion of long-term contracts at the shipyards are flexibly-priced, the government customer would benefit from a portion of insurance recoveries in excess of the net book value of damaged assets and clean-up and restoration costs paid by the company. When such insurance recoveries occur, the company is obligated to return a portion of these amounts to the government.
Co-Operative Agreements – In 2003, Shipbuilding executed agreements with the states of Mississippi and Louisiana whereby Shipbuilding leases facility improvements and equipment from Mississippi and from a non-profit economic development corporation in Louisiana in exchange for certain commitments by Shipbuilding to these states. As of December 31, 2008, Shipbuilding has fully met its obligations under the Mississippi agreement and has met all but one requirement under the Louisiana agreement. Failure by Shipbuilding to meet the remaining Louisiana commitment would result in reimbursement by Shipbuilding to Louisiana in accordance with the agreement. As of December 31, 2008, Shipbuilding expects that the remaining commitment under the Louisiana agreement will be met based on its most recent business plan.
Financial Arrangements – In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies principally to guarantee the performance on certain contracts and to support the company’s self-insured workers’ compensation plans. At December 31, 2008, there were $489 million of unused stand-by letters of credit, $134 million of bank guarantees, and $459 million of surety bonds outstanding.
The company has also guaranteed a $200 million loan made to Shipbuilding in connection with the Gulf Opportunity Zone Industrial Revenue Bonds issued in December 2006. Under the loan agreement the company guaranteed Shipbuilding’s repayment of the principal and interest to the Trustee. The company also guaranteed payment of the principal and interest by the Trustee to the underlying bondholders. See Note 14.
Indemnifications – The company has retained certain warranty, environmental, income tax, and other potential liabilities in connection with certain divestitures. The settlement of these liabilities is not expected to have a material adverse effect on the company’s consolidated financial position, results of operations, or cash flows.
U.S. Government Claims – During the second quarter of 2006, the U.S. Government advised the company of claims and penalties concerning certain potential disallowed costs. The parties are engaged in discussions to enable the company to evaluate the merits of these claims as well as to assess the amounts being claimed. The company does not believe, but can give no assurance, that the outcome of any such matters would have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Operating Leases – Rental expense for operating leases, excluding discontinued operations, was $584 million in 2008, $584 million in 2007, and $548 million in 2006. These amounts are net of immaterial amounts of sublease rental income. Minimum rental commitments under long-term noncancellable operating leases as of December 31, 2008, total approximately $2.1 billion, which are payable as follows: 2009 – $459 million; 2010 – $366 million; 2011 – $270 million; 2012 – $227 million; 2013 – $176 million; and thereafter – $562 million.

NORTHROP GRUMMAN CORPORATION
Related Party Transactions – For all periods presented, the company had no material related party transactions.
17. RETIREMENT BENEFITS
Plan Descriptions
Defined Benefit Pension Plans – The company sponsors several defined benefit pension plans in the U.S. covering the majority of its employees. Pension benefits for most employees are based on the employee’s years of service and compensation. It is the policy of the company to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into benefit trusts separate from the company. The pension benefit for most employees is based upon criteria whereby employees earn age and service points over their employment period.
Defined Contribution Plans – The company also sponsors 401(k) defined contribution plans in which most employees are eligible to participate, as well as certain bargaining unit employees. Company contributions for most plans are based on a cash matching of employee contributions up to 4 percent of compensation. Certain hourly employees are covered under a target benefit plan. The company also participates in a multiemployer plan for certain of the company’s union employees. In addition to the 401(k) defined contribution benefit, non-union represented employees hired after June 30, 2008, are eligible to participate in a defined contribution program in lieu of a defined benefit pension plan. The company’s contributions to these defined contribution plans for the years ended December 31, 2008, 2007, and 2006, were $311 million, $294 million, and $266 million, respectively.
Non-U.S. Benefit Plans – The company sponsors several benefit plans for non-U.S. employees. These plans are designed to provide benefits appropriate to local practice and in accordance with local regulations. Some of these plans are funded using benefit trusts separate from the company.
Medical and Life Benefits – The company provides a portion of the costs for certain health care and life insurance benefits for a substantial number of its active and retired employees. Covered employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Qualifying dependents are also eligible for medical coverage. Approximately 65 percent of the company’s current retirees participate in the medical plans. The company reserves the right to amend or terminate the plans at any time. In November 2006, the company adopted plan amendments and communicated to plan participants that it would cap the amount of its contributions to substantially all of its remaining post retirement medical and life benefit plans that were previously not subject to limits on the company’s contributions.
In addition to a medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, conformance to a schedule of reasonable fees, the use of managed care providers, and maintenance of benefits with other plans. The plans also provide for a Medicare carve-out, and a maximum lifetime benefit of $2 million per covered individual. Subsequent to January 1, 2005 (or earlier at some segments), newly hired employees are not eligible for post employment medical and life benefits.
The effect of the Medicare prescription drug subsidy from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 to reduce the company’s net periodic postretirement benefit cost and accumulated postretirement benefit obligation for the periods presented was not material.

NORTHROP GRUMMAN CORPORATION
Summary Plan Results
The cost to the company of its retirement benefit plans in each of the three years ended December 31 is shown in the following table:

				Medical and
	Pension Benefits			Life Benefits
$ in millions	2008	2007	2006	2008	2007	2006

Components of Net Periodic Benefit Cost
Service cost	$721	$786	$755	$55	$52	$69
Interest cost	1,335	1,250	1,159	166	164	183
Expected return on plan assets	(1,895)	(1,774)	(1,572)	(64)	(58)	(52)
Amortization of
Prior service cost (credit)	40	40	35	(65)	(65)	(16)
Net loss from previous years	24	48	91	22	25	31
Other		2

Net periodic benefit cost	$225	$352	$468	$114	$118	$215

The table below summarizes the changes in the components of unrecognized benefit plan costs for the years ended December 31, 2008 and 2007:

	Pension	Medical and
$ in millions	Benefits	Life Benefits	Total

Changes in Unrecognized Benefit Plan Costs
Net actuarial loss	$(854)	$(90)	$(944)
Prior service cost (credit)	17	(3)	14
Amortization of
Prior service (cost) credit	(40)	65	25
Net loss from previous years	(48)	(25)	(73)
Tax benefits related to above items	365	19	384

Changes in unrecognized benefit plan costs – 2007	(560)	(34)	(594)

Net actuarial loss	4,558	132	4,690
Prior service cost (credit)	73	30	103
Amortization of
Prior service (cost) credit	(40)	65	25
Net loss from previous years	(24)	(22)	(46)
Tax benefits related to above items	(1,807)	(81)	(1,888)

Changes in unrecognized benefit plan costs – 2008	$2,760	$124	$2,884

NORTHROP GRUMMAN CORPORATION
The following tables set forth the funded status and amounts recognized in the consolidated statements of financial position for the company’s defined benefit pension and retiree health care and life insurance benefit plans. Pension benefits data include the qualified plans as well as 22 domestic unfunded non-qualified plans for benefits provided to directors, officers, and certain employees. The company uses a December 31 measurement date for all of its plans. Effective December 31, 2006, the company adopted SFAS No. 158, which requires the recognition of the funded status of a defined benefit pension or postretirement plan in the consolidated statements of financial position.

			Medical and
	Pension Benefits		Life Benefits
$ in millions	2008	2007	2008	2007

Change in Benefit Obligation
Benefit obligation at beginning of year	$22,069	$21,484	$2,812	$2,867
Service cost	721	786	55	52
Interest cost	1,335	1,250	166	164
Plan participants’ contributions	14	24	78	84
Plan amendments	73	18	30	(2)
Actuarial gain	(818)	(357)	(170)	(103)
Benefits paid	(1,179)	(1,157)	(269)	(250)
Acquisitions, divestitures, transfers and other	(68)	21	14

Benefit obligation at end of year	22,147	22,069	2,716	2,812

Change in Plan Assets
Fair value of plan assets at beginning of year	22,891	21,407	951	880
(Loss) / Gain on plan assets	(3,500)	2,275	(238)	46
Employer contributions	320	342	181	191
Plan participants’ contributions	14	24	78	84
Benefits paid	(1,179)	(1,157)	(269)	(250)
Acquisitions, divestitures, transfers and other	(45)		15

Fair value of plan assets at end of year	18,501	22,891	718	951

Funded status	$(3,646)	$822	$(1,998)	$(1,861)

Amounts Recognized in the Consolidated Statements of Financial Position
Non-current assets	$266	$2,033	$24	$47
Current liability	(45)	(43)	(66)	(68)
Non-current liability	(3,867)	(1,168)	(1,956)	(1,840)

The following table shows those amounts expected to be recognized in net periodic benefit cost in 2009:

	Pension	Medical and
$ in millions	Benefits	Life Benefits

Amounts Expected to be Recognized in 2009 Net Periodic Benefit Cost
Net loss	$339	$28
Prior service cost (credit)	47	(60)

The accumulated benefit obligation for all defined benefit pension plans was $20.4 billion and $20.1 billion at December 31, 2008 and 2007, respectively.

	Pension Benefits		Medical and Life Benefits
$ in millions	2008	2007	2008	2007

Amounts Recorded in Accumulated Other Comprehensive Loss
Net actuarial loss	$(5,509)	$(975)	$(539)	$(429)
Prior service cost and net transition obligation	(287)	(254)	357	452
Income tax benefits related to above items	2,286	479	72	(9)

Unamortized benefit plan costs	$(3,510)	$(750)	$(110)	$14

NORTHROP GRUMMAN CORPORATION
Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	December 31,
$ in millions	2008	2007

Projected benefit obligation	$19,926	$1,772
Accumulated benefit obligation	18,217	1,407
Fair value of plan assets	16,036	722

Plan Assumptions
On a weighted-average basis, the following assumptions were used to determine the benefit obligations and the net periodic benefit cost:

			Medical and
	Pension Benefits		Life Benefits
	2008	2007	2008	2007

Assumptions Used to Determine Benefit Obligation at December 31
Discount rate	6.25%	6.22%	6.25%	6.12%
Rate of compensation increase	4.00%	4.25%
Initial health care cost trend rate assumed for the next year			7.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2014	2012
Assumptions Used to Determine Benefit Cost for the Year Ended December 31
Discount rate	6.22%	5.97%	6.12%	5.91%
Expected long-term return on plan assets	8.50%	8.50%	6.85%	6.75%
Rate of compensation increase	4.25%	4.25%
Initial health care cost trend rate assumed for the next year			8.00%	8.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2012	2010

The discount rate is generally based on the yield on high-quality corporate fixed-income investments. At the end of each year, the discount rate is primarily determined using the results of bond yield curve models based on a portfolio of high quality bonds matching the notional cash inflows with the expected benefit payments for each significant benefit plan.
The assumptions used for pension benefits are consistent with those used for retiree medical and life insurance benefits. The long-term rate of return on plan assets used for the medical and life benefits are reduced to allow for the impact of tax on expected returns as, unlike the pension trust, the earnings of certain Voluntary Employee Beneficiary Association (VEBA) trusts are taxable.
Through consultation with investment advisors, expected long-term returns for each of the plans’ strategic asset classes were developed. Several factors were considered, including survey of investment managers’ expectations, current market data such as yields/price-earnings ratios, and historical market returns over long periods. Using policy target allocation percentages and the asset class expected returns, a weighted-average expected return was calculated.
A one-percentage-point change in the initial through the ultimate health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
$ in millions	Point Increase	Point Decrease

Increase (Decrease) From Change In Health Care Cost Trend Rates To
Postretirement benefit expense	$8	$(8)
Postretirement benefit liability	80	(90)

NORTHROP GRUMMAN CORPORATION
Plan Assets and Investment Policy
Weighted-average asset allocations at December 31 by asset category are as follows:

			Medical and Life Benefits
	Pension Plan Assets		Plan Assets
	2008	2007	2008	2007

Equity securities	22%	48%	51%	74%
Debt securities	54	34	34	20
Real estate	7	6	4	2
Private equity and hedge funds	17	12	11	4

Total	100%	100%	100%	100%

Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges.
All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with ERISA. Guidelines are established defining permitted investments within each asset class. Derivatives are used for transitioning assets, asset class rebalancing, managing currency risk, and for management of fixed income and alternative investments. The investment policies for most of the pension plans were changed during 2008 and require that the asset allocation be maintained within the following ranges as of December 31, 2008:

Asset Allocation Ranges

U.S. equity	10 – 30%
International equity	5 – 25%
Long bonds	35 – 50%
Real estate and other	20 – 30%

At December 31, 2008, and 2007, plan assets included investments with non-readily determinable fair values comprised primarily of real estate, private equity, and hedge funds, totaling $4.4 billion and $4.1 billion, respectively. For these assets, estimates of fair value are determined using the best information available. At December 31, 2008, and 2007, the pension and health and welfare trusts did not hold any Northrop Grumman common stock.
In 2009, the company expects to contribute the required minimum funding level of approximately $126 million to its pension plans and approximately $178 million to its other postretirement benefit plans and also expects to make additional voluntary pension contributions of approximately $250 million in each of the first and third quarters. During 2008 and 2007, the company made voluntary pension contributions of $200 million in each year.
It is not expected that any assets will be returned to the company from the benefit plans during 2009.
Benefit Payments
The following table reflects estimated future benefit payments, based upon the same assumptions used to measure the benefit obligation, and includes expected future employee service, as of December 31, 2008:

		Medical and
$ in millions	Pension Plans	Life Plans

Year Ending December 31
2009	$1,147	$205
2010	1,216	207
2011	1,291	209
2012	1,353	212
2013	1,424	218
2014 through 2018	8,367	1,198

NORTHROP GRUMMAN CORPORATION
18. STOCK COMPENSATION PLANS
Plan Descriptions
At December 31, 2008, Northrop Grumman had stock-based compensation awards outstanding under the following plans: the 2001 Long-Term Incentive Stock Plan (2001 LTISP), the 1993 Long-Term Incentive Stock Plan (1993 LTISP), both applicable to employees, and the 1993 Stock Plan for Non-Employee Directors (1993 SPND) and 1995 Stock Plan for Non-Employee Directors (1995 SPND) as amended. All of these plans were approved by the company’s shareholders. The company has historically issued new shares to satisfy award grants.
Employee Plans – The 2001 LTISP and the 1993 LTISP permit grants to key employees of three general types of stock incentive awards: stock options, stock appreciation rights (SARs), and stock awards. Each stock option grant is made with an exercise price either at the closing price of the stock on the date of grant (market options) or at a premium over the closing price of the stock on the date of grant (premium options). Outstanding stock options granted prior to 2008 generally vest in 25 percent increments over four years from the grant date under the 2001 LTISP and in years two to five under the 1993 LTISP, and grants outstanding expire ten years after the grant date. Stock options granted in 2008 vest in 33 percent increments over three years from the grant date, and grants outstanding expire seven years after the grant date. No SARs have been granted under either of the LTISPs. Stock awards, in the form of restricted performance stock rights and restricted stock rights, are granted to key employees without payment to the company.
Under the 2001 LTISP, recipients of restricted performance stock rights earn shares of stock, based on financial metrics determined by the Board of Directors in accordance with the plan. For grants prior to 2007, if the objectives have not been met at the end of the applicable performance period, up to 100 percent of the original grant for the eight highest compensated employees and up to 70 percent of the original grant for all other recipients will be forfeited. If the financial metrics are met or exceeded during the performance period, all recipients can earn up to 150 percent of the original grant. Beginning in 2007, all members of the Corporate Policy Council could forfeit up to 100 percent of the original 2007 grant, and all recipients could earn up to 200 percent of the original 2007 grant. Restricted stock rights issued under either plan generally vest after three years. Termination of employment can result in forfeiture of some or all of the benefits extended. Of the 50 million shares approved for issuance under the 2001 LTISP, approximately 16 million shares were available for future grants as of December 31, 2008.
Non-Employee Plans – Under the 1993 SPND, half of the retainer fee earned by each director must be deferred into a stock unit account. In addition, directors may defer payment of all or part of the remaining retainer fee, which is placed in a stock unit account until the conclusion of board service. The 1995 SPND provided for annual stock option grants. Effective June 1, 2005, no new grants have been issued from this plan. The 1995 SPND was amended in May 2007 to permit payment of the stock unit portion of the retainer fee described above. Each grant of stock options under the 1995 SPND was made at the closing market price on the date of the grant, was immediately exercisable, and expires ten years after the grant date. At December 31, 2008, approximately 315,000 shares were available for future grants under the 1995 SPND and 2,427 shares were available for future use under the 1993 SPND.
Compensation Expense
Total stock-based compensation for the years ended December 31, 2008, 2007, and 2006, was $111 million, $196 million, and $202 million, respectively, of which $15 million, $12 million, and $11 million related to Stock Options and $96 million, $184 million, and $191 million, related to Stock Awards, respectively. Tax benefits recognized in the consolidated statements of operations and comprehensive (loss) income for stock-based compensation during the years ended December 31, 2008, 2007, and 2006, were $44 million, $77 million, and $71 million, respectively. In addition, the company realized tax benefits of $26 million from the exercise of Stock Options and $99 million from the issuance of Stock Awards in 2008.
Stock Options
The fair value of each of the company’s Stock Option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of the company’s Stock Option awards is expensed on a straight-line basis over the vesting period of the options, which is generally three to four years. Expected volatility is based on an average of (1) historical volatility of the company’s stock and (2) implied volatility from traded options on the company’s stock. The risk-free rate for periods within the contractual life of the Stock Option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. The company uses historical data to estimate future forfeitures. The expected term of awards granted is derived from historical experience under the company’s stock-based compensation plans and represents the period of time that awards granted are expected to be outstanding.

NORTHROP GRUMMAN CORPORATION
The significant weighted-average assumptions relating to the valuation of the company’s Stock Options for the years ended December 31, 2008, 2007, and 2006, was as follows:

	2008	2007	2006

Dividend yield	1.8%	2.0%	1.6%
Volatility rate	20%	20%	25%
Risk-free interest rate	2.8%	4.6%	4.6%
Expected option life (years)	6	6	6
The weighted-average grant date fair value of Stock Options granted during the years ended December 31, 2008, 2007, and 2006, was $15, $15, and $17, per share, respectively.
Stock Option activity for the year ended December 31, 2008, was as follows:

	Shares	Weighted-	Weighted-Average	Aggregate
	Under Option	Average	Remaining	Intrinsic Value
	(in thousands)	Exercise Price	Contractual Term	($ in millions)

Outstanding at January 1, 2008	14,883	$51	4.6 years	$416

Granted	1,335	80

Exercised	(2,424)	48

Cancelled and forfeited	(313)	60

Outstanding at December 31, 2008	13,481	$54	4.2 years	$18

Vested and expected to vest in the future at December 31, 2008	13,385	$54	4.2 years	$18

Exercisable at December 31, 2008	11,502	$50	3.7 years	$18

Available for grant at December 31, 2008	11,117

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006, was $66 million, $153 million, and $149 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for options exercised) or at December 31, 2008 (for outstanding options), less the applicable exercise price.
Stock Awards – Compensation expense for Stock Awards is measured at the grant date based on fair value and recognized over the vesting period. The fair value of Stock Awards is determined based on the closing market price of the company’s common stock on the grant date. For purposes of measuring compensation expense, the amount of shares ultimately expected to vest is estimated at each reporting date based on management’s expectations regarding the relevant performance criteria. In the table below, the share adjustment resulting from the final performance measure is considered granted in the period that the related grant is vested. During the year ended December 31, 2008, 2.9 million shares of common stock were issued to employees in settlement of prior year Stock Awards that were fully vested, with a total value upon issuance of $233 million and a grant date fair value of $155 million. In 2009, the company expects to issue to employees an additional 2.5 million shares of common stock that were vested in 2008, with a grant date fair value of $162 million. During the year ended December 31, 2007, 2.6 million shares of common stock were issued to employees in settlement of prior year stock awards that were fully vested, with a total value upon issuance of $199 million and a grant date fair value of $125 million. During the year ended December 31, 2006, 2.4 million shares were issued to employees in settlement of prior year Stock Awards that were fully vested, with a total value upon issuance of $143 million and a grant date fair value of $133 million. There were 3.6 and 4.2 million Stock Awards granted for the years ended December 31, 2007, and 2006 with a weighted-average grant date fair value of $63 and $63 per share, respectively.

NORTHROP GRUMMAN CORPORATION
Stock Award activity for the year ended December 31, 2008, was as follows:

	Stock	Weighted-Average	Weighted-Average
	Awards	Grant Date	Remaining
	(in thousands)	Fair Value	Contractual Term

Outstanding at January 1, 2008	5,144	$67	1.3 years

Granted (including performance adjustment on shares vested)	1,299	81

Vested	(2,744)	72

Forfeited	(423)	65

Outstanding at December 31, 2008	3,276	$75	1.4 years

Available for grant at December 31, 2008	5,278

Unrecognized Compensation Expense – At December 31, 2008, there was $158 million of unrecognized compensation expense related to unvested awards granted under the company’s stock-based compensation plans, of which $20 million relates to Stock Options and $138 million relates to Stock Awards. These amounts are expected to be charged to expense over a weighted-average period of 1.4 years.
19. UNAUDITED SELECTED QUARTERLY DATA
Unaudited quarterly financial results are set forth in the following tables. The financial results for all periods presented have been revised to reflect the various business dispositions that occurred during the 2007 and 2008 fiscal years (see Note 6 for further details). The company’s common stock is traded on the New York Stock Exchange (trading symbol NOC). This unaudited quarterly information is labeled using a calendar convention; that is, first quarter is consistently labeled as ended on March 31, second quarter as ended on June 30, and third quarter as ended on September 30. It is the company’s long-standing practice to establish actual interim closing dates using a “fiscal” calendar, which requires the businesses to close their books on a Friday, in order to normalize the potentially disruptive effects of quarterly closings on business processes. The effects of this practice only exist within a reporting year.

2008

$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Sales and service revenues	$7,724	$8,628	$8,381	$9,154
Operating income (loss)	464	806	771	(2,152)
Earnings (loss) from continuing operations	263	483	509	(2,536)
Net earnings (loss)	264	495	512	(2,533)
Basic earnings (loss) per share from continuing operations	.78	1.42	1.52	(7.76)
Basic earnings (loss) per share	.78	1.46	1.53	(7.75)
Diluted earnings (loss) per share from continuing operations	.76	1.40	1.50	(7.76)
Diluted earnings (loss) per share	.76	1.44	1.51	(7.75)

Significant 2008 Fourth Quarter Events – In the fourth quarter of 2008, the company recorded a non-cash, after-tax charge of $3.1 billion for impairment of goodwill, a non-cash, after-tax adjustment to accumulated other comprehensive loss of $2.9 billion for the change in funded status of pension and postretirement benefits, and made a $200 million voluntary pre-funding payment to the company’s pension plans.

2007

$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Sales and service revenues	$7,314	$7,878	$7,871	$8,765
Operating income	690	763	806	759
Earnings from continuing operations	394	472	488	457
Net earnings	387	460	489	454
Basic earnings per share from continuing operations	1.14	1.37	1.43	1.35
Basic earnings per share	1.12	1.34	1.44	1.34
Diluted earnings per share from continuing operations	1.12	1.35	1.40	1.32
Diluted earnings per share	1.10	1.31	1.40	1.31

NORTHROP GRUMMAN CORPORATION
Significant 2007 Fourth Quarter Events – In the fourth quarter of 2007, the company’s Board of Directors authorized the repurchase of up to $2.5 billion of its outstanding common stock and the company made a voluntary pre-funding payment to the company’s pension plans of $200 million.